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                                                                      Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No. 58 to the Registration Statement (File No. 2-47015) of Temporary Investment Fund, Inc. (the "Company") on Form N-1A under the Securities Act of 1933 of our report dated November 7, 1997 on our audit of the financial statements and financial highlights of the Company, which report is included in the Annual Report to Shareholders for the year ended September 30, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the heading "Financial Highlights" to the Prospectus and under the captions "Auditors" and "Financial Statements" in the Statement of Additional Information.


/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 26, 1998